EXHIBIT 2.1.2


                                 AMENDMENT NO. 2

                                       TO

                          AGREEMENT AND PLAN OF MERGER

         This AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER (the "AMENDMENT"), made as of the 6th day of July, 2005 is entered into by and among Xtrana, Inc., a Delaware corporation ("XTRANA"), AIC Merger Corporation, a California corporation and wholly-owned subsidiary of Xtrana ("MERGERCO"), and Alpha Innotech Corporation, a California corporation ("AIC"). Xtrana, MergerCo and AIC are sometimes referred to herein individually as a "PARTY" and collectively as the "PARTIES."

                                    RECITALS:

         A. The Parties have entered into that certain Agreement and Plan of Merger dated December 14, 2004, as amended by Amendment No. 1 to Agreement and Plan of Merger dated April 6, 2005 (as amended, the "AGREEMENT"), which provides for the merger of AIC with and into MergerCo on the term and conditions set forth in the Agreement. Capitalized terms used herein and not otherwise defined shall have the meanings assigned thereto in the Agreement.

         B. The Parties desire to amend the provisions of the Agreement on the terms and conditions set forth herein.

                                   AGREEMENT:

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Amendment, and for other good and valuable consideration, the receipt and sufficient of which are hereby acknowledged, the parties hereto agree as follows:

         1. ADJUSTMENT TO EXCHANGE RATIO DEFINITIONS. Pursuant to the terms of the Agreement, the Parties hereby acknowledge and agree that, notwithstanding anything to the contrary set forth in the Agreement, as of the date hereof, (a) the AIC Common Exchange Ratio shall be 0.1142909; (b) the AIC Series A Preferred Exchange Ratio shall be 0.3033634; and (c) the AIC Series A-1 Preferred Ratio shall be 0.3033634.

         2. AMENDMENT TO SECTION 6.4. The first sentence of Section 6.4 of the Agreement is hereby stricken from the Agreement and replaced with the following:

                   "As soon as reasonably practicable, AIC shall submit this Agreement and the transactions contemplated by this Agreement to the AIC Shareholders for approval and adoption."

         3. REGISTRATION COVENANT. The Agreement is hereby amended to add the following new Section 6.17:


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                   "6.17  REGISTRATION  ON FORM S-3. In case Xtrana shall at any time after the Closing become eligible to use Form S-3 for the registration of resale of securities by its stockholders and receives from any holder or holders of Registrable Securities (as defined below) a written request or requests that Xtrana effect a registration on Form S-3 with respect to all or a part of the Registrable Securities owned by such holder or holders, then Xtrana will: (a)
          promptly give written notice of the proposed  registration  and to all
          other  holders  of  Registrable   Securities;   and  (b)  as  soon  as
          practicable,  use  commercially  reasonable  efforts  to  effect  such registration as would permit or facilitate the sale and distribution of all or such portion of such holders or holders' Registrable Securities as are specified in such request, together with all or such
          portion  of  the  Registrable   Securities  of  any  other  holder  of
          Registrable Securities joining in such request as are specified in a written request given within twenty (20) days after Xtrana provides the notice contemplated by clause (a). Notwithstanding the foregoing, Xtrana shall not be obligated to effect any such registration, qualification or compliance pursuant to this SECTION 6.17 (i) if Form S-3 is not available for such offering by the holders; (ii) if the holders, together with the holders of any other securities of Xtrana
          entitled  to   inclusion  in  such   registration,   propose  to  sell
          Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $1,000,000; (iii) if the Xtrana shall furnish to the holders a certificate signed by the President or Chief Executive Officer of Xtrana stating that in the good faith judgment of the Board of Directors of Xtrana, it would be materially detrimental to Xtrana and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement no more than once during any twelve month period for a period of not more than ninety (90) days after receipt of the request of the holder or holders under this SECTION 6.17; (iii) if Xtrana has already effected a registration on Form S-3 pursuant to this SECTION 6.17; or (iv) in any particular jurisdiction in which Xtrana would be required to qualify to do business or to execute a general consent to service of process in effecting such registration,
          qualification   or   compliance.   For  purposes   hereof,   the  term
          "REGISTRABLE SECURITIES" means: (1) any Xtrana Common Stock held by an AIC Shareholder and issued to such AIC Shareholder pursuant to this Agreement and (2) any shares of Xtrana Common Stock held by an AIC Shareholder and issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, any shares of Xtrana Common Stock described in clause (1) of this definition; PROVIDED, HOWEVER, that "Registrable Securities" shall exclude any Registrable Securities sold in a public offering, whether sold pursuant to Rule 144 promulgated under the Securities Act, or in a registered offering, or otherwise or securities which can be sold in accordance with Rule 144(k) promulgated under the Securities Act."

         4. AMENDMENT TO SECTION 7.1.2. Section 7.1.2 of the Agreement is hereby amended in its entirety to read as follows:

                   "7.1.2 REPRESENTATION LETTERS. At or prior to Closing, each AIC Shareholder shall have delivered to Xtrana an executed investment representation


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


         letter containing such representations as required to comply with applicable provisions of the Securities Act and otherwise in form and substance reasonably acceptable to Xtrana."

         5. AMENDMENT TO SECTION 8.1.3. Section 8.1.3 of the Agreement is hereby amended in its entirety to read as follows:

                   "by either Xtrana or AIC if the Merger shall not have been consummated on or before September 30, 2005 (other than as a result of the failure of the Party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time);"

         6. AMENDMENT TO SECTION 9.4. Section 9.4 of the Agreement is hereby amended in its entirety to read as follows:

                   "9.4 LIMITATION ON CLAIMS. No claims shall be payable under this SECTION 9 with respect to any Damages unless and until the aggregate Damages owing under this SECTION 9 in respect of any Indemnitee (as defined below) exceed $100,000, in which case the Indemnitee shall be entitled to indemnification from the indemnifying party for all Damages without regard to such threshold. As used herein, an "INDEMNITEE" means one or more of the AIC Indemnified Parties or the Xtrana Indemnified Parties to the extent that such parties seek indemnification from the other pursuant to this SECTION
          9. The Xtrana Indemnified Parties' sole and exclusive remedy for indemnification claims against AIC under this Agreement shall consist of its right to set off any Damages against the Holdback Shares and the AIC Indemnified Parties' sole and exclusive remedy for indemnification claims against Xtrana under this Agreement shall consist of their right to receive additional shares of Xtrana Common Stock out of the AIC Indemnification Shares, in either case pursuant to the procedure described in SECTION 9.5 hereof. No claims shall be payable with respect to any representation or warranty unless such claim is asserted in writing on or before 5:00 p.m. Pacific Standard Time on March 31, 2006 (the "INDEMNIFICATION TERMINATION PERIOD"). All Holdback Shares not then subject to indemnification claims under
          SECTION 9.3.2 hereof shall be released to the AIC's pre-Merger shareholders pursuant to the terms of the Escrow Agreement upon the expiration of the Indemnification Termination Period. All AIC Indemnification Shares not then subject to indemnification claims under SECTION 9.3.1 hereof shall be released from escrow and permanently cancelled pursuant to the Escrow Agreement upon the expiration of the Indemnification Termination Period."

         7. RATIFICATION OF REMAINING TERMS. Except as set forth above, the remaining terms and conditions of the Agreement shall not be amended by this Amendment and shall remain in full force and effect, and binding in accordance with their respective terms.


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         8.       COUNTERPARTS.  This  Amendment  may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date set forth in the first paragraph.


                                       ALPHA INNOTECH CORPORATION


                                       By:      /S/ HASEEB CHAUDHRY
                                           -------------------------------------
                                                Name:    Haseeb Chaudhry
                                                Title:   Chief Executive Officer

                                       XTRANA, INC.


                                       By:      /S/ JAMES H. CHAMBERLAIN
                                           -------------------------------------
                                                Name:    James H. Chamberlain
                                                Title:   Chief Executive Officer

                                       AIC MERGER CORPORATION


                                       By:      /S/ JAMES H. CHAMBERLAIN
                                           -------------------------------------
                                                Name:    James H. Chamberlain
                                                Title:   President


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